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EXHIBIT 99.7


FOR IMMEDIATE RELEASE

SUPERSTAR ROCKERS NICKELBACK, SPRINT AND ACE MARKETING & PROMOTIONS INC. PARTNER TO DELIVER BLUETOOTH & WI-FI PROXIMITY MARKETING CAMPAIGN

NICKELBACK FANS ATTENDING THE APRIL 8TH SHOW AT THE SPRINT CENTER TO RECEIVE
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FREE CONTENT VIA BLUETOOTH & WI-FI - FANS, TURN YOUR BLUETOOTH VISIBILITY "ON"
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New York, New York - (March 26th 2009) Ace Marketing & Promotions Inc. (OTC
BB:AMKT) announced today that they have teamed with Nickelback and Sprint to deliver what has come to be known as Ace's flagship product, Rockzimity - a dynamic Bluetooth & Wi-Fi multimedia content delivery system compatible with over 1000 mobile devices, including the iPhone. All fans have to do is to turn their Bluetooth Visibility to "On" & Discoverable and upon entering key areas in and around The Sprint Center in Kansas City, for example, fans will be presented a message "Would You Like A Free Video From Nickelback?". Upon accepting "YES" the message download immediately begins, quickly and seamlessly and is then stored in the consumers media folder. From there the content can be virally spread to family and friends via email or Bluetooth. For Wi-Fi enabled devices all consumers have to do is connect to the Nickelback localized network that is created and then launch their browser.

Ace Marketing & Promotions Inc. a mobile marketing leader focused on the advancement of the brand to consumer relationship, utilize Proximity Marketing to engage fans and touch them from many angles and access points. Most recently, Ace Marketing & Promotions Inc and Madison Square Garden successfully delivered content and downloads to thousands of consumers in their most recent campaign focused on delivering branded content & promotional ticket offers to some select events at the Garden. Michael Trepeta, President for Ace Marketing & Promotions Inc. stated, "We have seen great results in our most recent campaigns at MSG and across the country, fans are coming to the shows with their Bluetooth Visibility "On" and coming expecting something exciting, something that engages them". When asked, Nickelback Manager, Bryan Coleman, stated "Nickelback are continually searching for new and exciting ways to interact with their fans. This amazingly creative Bluetooth technology allows for actual "real time" contact with our fans during our live show and creates unlimited opportunities."

Matt Gaines, CMO for Ace Marketing & Promotions went onto say "We are focused on what we want to accomplish with this pilot program with Nickelback and Sprint. We want to engage fans, deliver rich media relevant content from Nickelback and motivate consumers to make a move to Sprint. By enhancing the artist to fan relationship something vital in today's music industry climate, we can allow fans to participate in the marketing campaign. All fans coming to this event with their Bluetooth Visibility enabled, they leave with something on their mobile device that they share with families and friends not only at the event, but for weeks to come, a perfect viral result. Fans will receive wallpapers, ringtones and some other great pieces of content, totally Free from Nickelback and Sprint."

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ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving more than 49 million customers at the end of the fourth quarter 2008; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.


ABOUT ACE MARKETING & PROMOTIONS, INC.

Ace Marketing & Promotions Inc., based in New York, is a full-service sports & entertainment promotional marketing company offering a wide array of business solutions which include mobile website development, portable media, ACE CMS Platform, print solutions and Branded Merchandise & Fulfillment. Ace Marketing & Promotions Inc. is a leader in Proximity Marketing (sm) with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Established in 1998, the Company has built a successful, scalable business platform capable of consolidating a portion of the promotional products industry. Proximity Marketing (sm), Rockzimity, and Rockzimity Marketing are service marks of Ace Marketing & Promotions Inc. 2009.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.


CERTAIN STATEMENTS IN THIS PRESS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCES OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES INCLUDING, WITHOUT LIMITATION, CHANGES IN LEVELS OF COMPETITION, POSSIBLE LOSS OF CUSTOMERS, AND THE COMPANY'S ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.


MEDIA CONTACT INFO:

Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com
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